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                                 IMMUNOGEN, INC.




                                                            June 6, 1996

Capital Ventures International
c/o Bala International, Inc. (f/k/a Arbit, Inc.)
1900 Market Street
Philadelphia, PA  19102

Gentlemen:

     This letter is to confirm our agreement to modify the terms of the debenture financing reflected in the Securities Purchase Agreement (the "Purchase Agreement") dated March 15, 1996 between ImmunoGen, Inc. ("ImmunoGen") and you, and the $2,500,000 principal amount convertible debenture (the "First Debenture") dated March 25, 1996 issued to you pursuant to the Purchase Agreement, subject to the terms and conditions provided below. Capitalized terms used herein and not otherwise defined shall have the same meaning herein as in the Purchase Agreement and the exhibits thereto. The Purchase Agreement and the First Debenture are hereby amended as follows:

     1. The First Debenture shall be automatically converted into shares of Common Stock in accordance with the terms of such Debenture on June 6, 1996. For purposes of the foregoing, June 6, 1996 shall be deemed to be the "Conversion Date."

     2. Notwithstanding anything in the Purchase Agreement or the First Debenture to the contrary, the conversion of the First Debenture pursuant to Paragraph 1 above shall be deemed to occur after the 80th day following the First Closing, so that the Debenture is convertible into Common Stock and Warrants as otherwise set forth therein with respect to conversions occurring after such 80th day. Accordingly, 1,018,000 shares of Common Stock and Warrants to purchase 509,000 shares of Common Stock are issuable upon conversion of the First Debenture.

     3. Upon conversion of the First Debenture in accordance with Paragraph 1 above, additional warrants (the "Additional Warrants") to purchase 500,000 shares of Common Stock at an exercise price of $6.00 per share of Common Stock will be delivered to you along with the Common Stock and Warrants otherwise issuable in accordance with the terms of the First Debenture as modified hereunder. Except for the Exercise Price and the number of shares issuable thereunder, the Additional Warrants shall be in the Form of Exhibit A-1 to the First Debenture.


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Capital Ventures International
June 6, 1996
Page 2


     In addition to the foregoing, ImmunoGen plans to seek stockholder approval of an amendment to its Restated Articles of Organization to authorize a new class of preferred stock. If and when the preferred stock is approved by ImmunoGen's stockholders, at ImmunoGen's request, you will convert the Debenture issued in the Second Closing into shares of such preferred stock having the following terms, for each $1 million of Debenture converted:

     i. a purchase price and a liquidation preference over the Common Stock of $1 million;
     ii. a floating cumulative dividend payable quarterly in cash or stock (in each case, based on the conversion rate), at the Company's option, at the rate of 9% per annum;
     iii. no voting rights (except as otherwise required by law);
     iv. convertible at any time at your option into Common Stock and Warrants, so that the number of shares of Common Stock and Warrants into which the preferred stock is convertible shall be the same as the number of shares of Common Stock and Warrants into which the Debenture would have been convertible were it then outstanding;
     v. protective provisions restricting the issuance of senior or pari passu securities without the majority of the preferred stock approving; and
     vi. other terms negotiated in good faith consistent with the Purchase Agreement and exhibits.

     ImmunoGen agrees to register the resale of the shares of Common Stock underlying the Additional Warrants, as well as the shares of Common Stock issuable (including Common Stock underlying the Warrants) upon conversion of the preferred stock, if any. The Common Stock underlying the Additional Warrants issued upon conversion of the First Debenture shall be registered as promptly as practicable following June 6, 1996, but in no event later than sixty days hereafter. The Common Stock underlying the preferred stock (including Common Stock underlying the Warrants) shall be registered as soon as practicable following the issuance of the preferred stock, but no later than sixty days thereafter. All of such Common Stock shall be deemed to be Registrable Securities as defined in the Registration Rights Agreement. The penalties set forth in Section 2(c) of the Registration Rights Agreement shall apply to any failure to register Common Stock in accordance with this Paragraph. The Registration Rights Agreement, as modified by that certain side letter dated March 21, 1996 shall govern such registration.

     Except as expressly modified hereof, the Purchase Agreement and the documents entered into in connection therewith shall remain in full force and effect.


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Capital Ventures International
June 6, 1996
Page 3


     The Company represents that its shareholders have approved an increase in the authorized Common Stock of the Company to 30 million. By execution of the Agreement the Company confirms its agreement to issue the second Debenture as promptly as practicable in accordance with the terms of the Purchase Agreement.

     This agreement reflects the present agreement of the parties hereto with respect to the transactions contemplated hereby and shall be binding upon and enforceable against the parties hereto.

     If the foregoing reflects your understanding of our agreement, please so indicate by signing below.

                                    Very truly yours,

                                    /s/ Mitchel Sayare
                                    ---------------------
                                    Mitchel Sayare
                                    Chairman and Chief Executive Officer

Agreed to and Accepted:



By: _______________________
Name: _____________________
Its: ______________________



MS/cdl


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